SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

INNOVIVA, INC.

(Name of Registrant as Specified In Its Charter)

Sarissa Capital Domestic Fund LP

Sarissa Capital Offshore Master Fund LP

Sarissa Capital Fund GP LLC

Sarissa Capital Fund GP LP

Sarissa Capital Offshore Fund GP LLC

Sarissa Capital Management GP LLC

Sarissa Capital Management LP

Dr. Alexander J. Denner

Mr. Mark DiPaolo

Mr. George W. Bickerstaff, III

Mr. Jules Haimovitz

Dr. Odysseas Kostas

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On March 27, 2017, Sarissa Capital Management LP, together with the other Participants (as defined below), filed with the Securities and Exchange Commission the attached presentation to be used by the Participants in connection with the solicitation of proxies at the 2017 annual meeting of shareholders of Innoviva, Inc. The Participants also posted the presentation to www.dfking.com/INVA.

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ON MARCH 22, 2017, SARISSA CAPITAL MANAGEMENT LP (“SARISSA”), TOGETHER WITH THE OTHER PARTICIPANTS IN SARISSA’S PROXY SOLICITATION (THE “PARTICIPANTS”), FILED A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING GOLD PROXY CARD WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) TO BE USED TO SOLICIT PROXIES IN CONNECTION WITH THE 2017 ANNUAL MEETING OF SHAREHOLDERS OF INNOVIVA, INC. (THE “COMPANY”). SHAREHOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES FROM THE SHAREHOLDERS OF THE COMPANY BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS. THE DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY IS AVAILABLE TO SHAREHOLDERS OF THE COMPANY AT NO CHARGE AT THE SEC’S WEBSITE AT WWW.SEC.GOV. THE DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY IS ALSO AVAILABLE BY CONTACTING SARISSA’S PROXY SOLICITOR, D.F. KING & CO., INC., BY TELEPHONE AT THE FOLLOWING NUMBERS: STOCKHOLDERS CALL TOLL–FREE: (800) 549–6746 AND BANKS AND BROKERAGE FIRMS CALL: (212) 269–5550, OR THROUGH THE INTERNET AT WWW.DFKING.COM/INVA.

This presentation includes information based on data found in filings with the SEC, independent industry publications and other sources. Although the Participants believe that the data is reliable, they do not guarantee the accuracy or completeness of this information and have not independently verified any such information. Many of the statements in this presentation reflect the Participants’ subjective belief. Although they have reviewed and analyzed the information that has informed their opinions, they do not guarantee the accuracy of any such beliefs. They have not sought, nor have they received, permission from any third-party to include their information in this presentation.

Special note regarding this presentation ON MARCH 22, 2017, SARISSA CAPITAL MANAGEMENT LP ("SARISSA"), TOGETHER WITH THE OTHER PARTICIPANTS IN SARISSA'S PROXY SOLICITATION (THE "PARTICIPANTS"), FILED A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING GOLD PROXY CARD WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") to be used to solicit proxies in connection with the 2017 annual meeting of shareholders OF INNOVIVA, INC. (THE "COMPANY"). SHAREHOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES FROM THE SHAREHOLDERS OF THE COMPANY BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS. THE DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY IS AVAILABLE TO SHAREHOLDERS OF THE COMPANY AT NO CHARGE AT THE SEC'S WEBSITE AT WWW.SEC.GOV. THE DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY IS ALSO AVAILABLE BY CONTACTING SARISSA'S PROXY SOLICITOR, D.F. KING & CO., INC., BY TELEPHONE AT THE FOLLOWING NUMBERS: STOCKHOLDERS CALL TOLL−FREE: (800) 549−6746 AND BANKS AND BROKERAGE FIRMS CALL: (212) 269−5550, OR THROUGH THE INTERNET AT WWW.DFKING.COM/INVA. This presentation includes information based on data found in filings with the SEC, independent industry publications and other sources. Although the Participants believe that the data is reliable, they do not guarantee the accuracy or completeness of this information and have not independently verified any such information. Many of the statements in this presentation reflect the Participants' subjective belief. Although they have reviewed and analyzed the information that has informed their opinions, they do not guarantee the accuracy of any such beliefs. They have not sought, nor have they received, permission from any third-party to include their information in this presentation.

Sarissa believes that Innoviva is being run for the benefit of management instead of shareholders Shareholder representation is needed to optimize use of shareholder capital to the benefit of shareholders

We believe Innoviva’s current business is straightforward Innoviva 10-K (2016) Innoviva’s current business is focused on collecting royalties for two respiratory inhalers from GSK Innoviva has no control over GSK’s marketing and sales efforts

Yet, for simply managing royalties Innoviva spent ~$25 million in 2016 (~$22 million in 2015)

And for simply managing royalties, Innoviva has spent ~$12 M annually in compensation to officers and directors Year Aguiar d’Esparbes Abercrombie Faerm Witek Directors Total 2014 $4,560,128 $2,066,548 $1,899,507 $1,490,693 $2,854,668 $12,871,544 2015 $3,560,900 $1,061,380 $1,553,598 $2,066,575 $1,551,896 $1,659,920 $11,454,269 2016 $3,597,526 $1,549,940 $1,399,092 $1,369,934 $1,378,604 $2,115,395 $11,410,491 Total $11,718,554 $4,677,868 $4,852,197 $3,436,509 $4,421,193 $6,629,983 $35,736,304 Sarissa believes that for simply managing royalties, the company should have simple operations and compensation should match

Innoviva’s letter to shareholders March 22, 2017 – “Compared to the first quarter of 2014, our last full quarter as a combined company, operating expenses in the fourth quarter of 2016 were down over 90% to $6.0 million from $66.2 million in the first quarter of 2014.” Sarissa Capital responds Sarissa believes Innoviva’s comparison of expenses today to when it was a combined company is misleading for investors and detracts from the conversation In a recent press release, Innoviva attempted to justify its spending by comparing current spending to that when it was a combined company with a marketed product, a salesforce and extensive R&D

Innoviva’s letter to shareholders March 22, 2017 – “G&A expenses as a percentage of total revenues were 17% in 2016, the most recent full year period.” Sarissa Capital responds We are not of the view that inappropriate levels of spending can be justified by a certain level of revenue Operating expenses as a percent of revenue is still shareholder money spent Every dollar spent should be justified by its ability to create shareholder value Innoviva also appears to suggest that its level of spending can be justified by a certain level of revenue

Innoviva argues that cost cutting has limited upside but this misses the point Spending must be justified for its ability to drive shareholder value Innoviva are stewards of $147 M (and we believe growing) total annual royalty revenues to Innoviva In light of current excessive spending and with royalty revenues expected to increase è Sarissa is concerned about management’s ability to be good stewards of future capital

Innoviva compares itself with far more complex Ligand Pharmaceuticals and PDL Biopharma Ligand Pharmaceuticals is a company with over 155 partnered programs, >90 different partners, ongoing R&D and history of acquisitions PDL Biopharma is a company with multiple royalty and debt deals and an investment in a specialty pharma company to which it wants to add products Is Innoviva trying to mislead or do they aspire to use shareholder assets to become far more complex?

Given Innoviva’s history, Sarissa is concerned about management’s desire to grow the business In addition, the 2016 bonus pool was set at 120% of target for all employees in part based on the company “overachieving” and getting four assets through diligence Innoviva has expressed a desire to “build over time a recurring revenue business” Innoviva has paid (and continues to pay) officers large sums annually to acquire new assets The CBO hired in July 2015 to grow the company has been paid >$3.4 M in less than two years at Innoviva We believe at some point he and the company will feel pressure to justify his compensation

Shareholder representation is needed to optimize the use of shareholder capital to the benefit of shareholders

Innoviva’s interactions with Sarissa highlight its poor governance and flawed nomination process

The Nominating/Corporate Governance committee’s interactions with Sarissa have raised red flags The Nom-Gov committee has yet to meet with Sarissa or any of our nominees although it determined to reject them One Nom-Gov committee member had a 15-minute phone call with each of only two Sarissa nominees the day before Innoviva publicly rejected Sarissa’s entire slate Sarissa Capital has made repeated requests to meet with the Nom-Gov committee There wasn’t even the requisite quorum on any call

Innoviva DEFA14A -- Background of the Solicitation Innoviva’s interactions with Sarissa have been driven and dominated by the non-independent CEO Yellow highlight of CEO Aguiar’s name ( ) visually illustrates how interactions driven and dominated by Aguiar

Sarissa has had only two brief interactions with one independent director, with the CEO present each time Sarissa has never had a conversation with independent members of the board alone The CEO dominated the conversation The independent director barely spoke Sarissa has had two brief calls in which one independent director joined the CEO

With the company’s poor governance and nomination process, we believe members of the Board have breached their fiduciary duties

We urge you to VOTE THE GOLD PROXY CARD Time is of the essence. We urge you to VOTE THE GOLD PROXY CARD to help us deliver the necessary change to Innoviva. It is important that you submit your GOLD proxy card AS SOON AS POSSIBLE. Importantly, if you receive a white card from Innoviva, DO NOT return it, just discard it. Returning a white card, even if you withhold on Innoviva’s nominees, will not be a vote for the Sarissa nominees, and it would revoke any vote you previously submitted on the GOLD CARD.  PLEASE VOTE NOW by signing, dating and returning the GOLD proxy card. You may also vote by phone or internet by following the instructions on the GOLD PROXY CARD. If you have any questions regarding your GOLD proxy card or need assistance in executing your proxy, please contact our proxy solicitor, D.F. King & Co., Inc. by telephone at the following numbers: stockholders call toll−free: (800) 549−6746 and banks and brokerage firms call: (212) 269−5550, or through the internet at www.dfking.com/INVA

To be continued…